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Exhibit 99.1

NEWS RELEASE CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2003 RESULTS

Dallas, TX, October 15, 2003—Lone Star Technologies, Inc. (NYSE: LSS; "Lone Star") today reported a net loss for the third quarter of 2003 of $17.1 million, or $.60 per diluted share, which included charges for employee severance, plant consolidations and inventory write-downs of approximately $2.6 million. This compares to a net loss of $9.2 million, or $.32 per diluted share, in the second quarter of 2003. The net loss for the nine months ended September 30, 2003 was $34.2 million, or $1.20 per diluted share. The net loss in the third quarter of 2003 was primarily attributable to continuing weakness in demand for oil country tubular goods (OCTG) used in deep wells.

Third quarter 2003 revenues decreased 6.6% to $132.0 million from the quarter ended June 30, 2003, with total oilfield revenues down 3.5% to $94.6 million. Revenues from sales of casing, tubing and line pipe were down 5.8% on 6.9% lower shipment volumes, although this decrease was partially offset by 1.2% higher selling prices. Revenues from Lone Star's newly formed Star Energy Group, which includes Delta Tubular Processing, Delta Tubular International, Wheeling Machine Products, and Bellville Tube, were up 16.3% from the inclusion of these businesses for the full third quarter. Decreased sales of OCTG were due in part to reductions in drilling by certain of Lone Star's customers, increased OCTG imports and an initial decrease in sales volume due to price increases for the company's oilfield tubular products during the quarter. Revenues from specialty tubing and flat rolled steel decreased 11.2% to $28.5 million, and 20.5% to $8.9 million, respectively, primarily as the result of continuing low industrial demand.

At September 30, 2003, Lone Star had $64.8 million of cash and cash equivalents on hand in addition to an unused $100 million revolving credit facility. Earnings before interest, taxes, depreciation and amortization were negative $7.0 million in the third quarter of 2003 and negative $5.7 million for the nine months ended September 30, 2003. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "While we are very disappointed with our operating results for the third quarter, we are hopeful that recent positive indicators of a possible pick-up in deeper drilling will be borne out over the next several quarters. In the meantime, we are continuing to take steps to optimize our business in response to the current operating environment. The cost reduction efforts we undertook last quarter should start to have a positive impact in the fourth quarter, and we expect them to yield annual savings in excess of $5 million. We also anticipate that our steel costs this quarter will be slightly lower, on average, than they were in the previous quarter. All of these factors should contribute to improved performance in the fourth quarter. We are also excited about our newly formed Star Energy Group, which we expect to provide us with additional opportunities for future growth."

Lone Star Technologies, Inc.'s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenues	$132.0	$142.7	$401.4	$416.0
Cost of goods sold	(134.4)	(141.9)	(396.1)	(401.3)

Gross profit (loss)	(2.4)	0.8	5.3	14.7
Selling, general and administrative expenses	(11.4)	(9.1)	(31.8)	(27.7)

Operating loss	(13.8)	(8.3)	(26.5)	(13.0)
Interest income	0.2	0.8	0.9	2.0
Interest expense	(3.6)	(3.2)	(10.4)	(9.6)
Other income	0.2	0.3	2.0	1.3

Income (loss) before income tax	(17.0)	(10.4)	(34.0)	(19.3)
Income tax benefit (expense)	(0.1)	—	(0.2)	0.6

Net loss	$(17.1)	$(10.4)	$(34.2)	$(18.7)

Depreciation & amortization	6.6	5.3	18.8	16.0
Cash flows from operating activities	27.1	4.0	(13.5)	(3.1)
EBITDA	(7.0)	(2.7)	(5.7)	4.3
Per common share—basic and diluted:
Net loss available to common shareholders	$(0.60)	$(0.37)	$(1.20)	$(0.69)

Weighted average shares outstanding
Basic	28.5	28.5	28.4	27.1
Diluted	28.5	28.5	28.4	27.1
	For Quarter Ended September 30,				For the Nine Months Ended September 30,
	2003		2002		2003		2002
	$	%	$	%	$	%	$	%
	($ in millions)
Revenues by Segment
Oilfield products	94.6	72	83.0	58	273.1	68	245.6	59
Specialty tubing products	28.5	21	43.4	30	95.1	24	130.4	31
Flat rolled steel and other products	8.9	7	16.3	12	33.2	8	40.0	10

Consolidated net revenues	132.0	100	142.7	100	401.4	100	416.0	100

	For Quarter Ended September 30,				For the Nine Months Ended September 30,
	2003	%	2002	%	2003	%	2002	%
	(in tons)
Shipments by Segment
Oilfield products	124,900	72	117,600	57	376,300	68	371,100	61
Specialty tubing products	24,000	14	40,200	19	80,400	15	112,700	19
Flat rolled steel and other products	23,900	14	49,000	24	94,300	17	120,500	20

Total shipments	172,800	100	206,800	100	551,000	100	604,300	100

Reconciliation of EBITDA to Cash Flows from Operations:

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Cash flows from operating activities	$27.1	$4.0	$(13.5)	$(3.1)
Non-cash charge for stock compensation	(0.3)	—	(0.8)	(0.7)
Gain on sale of property	(0.8)	—	(0.4)	—
Changes in working capital	(37.4)	(14.2)	(33.0)	(4.5)
Other balance sheet changes	0.9	5.1	32.3	5.6
Interest expense, net	3.4	2.4	9.5	7.6
Income tax expense (benefit)	0.1	—	0.2	(0.6)

EBITDA	$(7.0)	$(2.7)	$(5.7)	$4.3

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  Exhibit 99.1
LONE STAR TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; $ and shares in millions, except per share data)